Exhibit 10.1.d

SETTLEMENT AGREEMENT AND PLAN TERM SHEET

            THIS SETTLEMENT AGREEMENT AND PLAN TERM SHEET (the "Holdings Settlement Agreement" or the "Agreement") is made and entered into as of March 14, 2003, by and between DTI Holdings, Inc. ("Holdings"), KLT Telecom Inc. ("KLTT"), KLT Inc. ("KLTI"), Great Plains Energy Incorporated ("GPE"), Kansas City Power & Light Company ("KCPL") (KLTT, KLTI, GPE and KCPL are collectively hereinafter referred to as "KLT"), Oaktree Capital Management, LLC ("Oaktree"), The Bank of New York (in its capacity as trustee of the Indenture as defined hereafter) (the "Trustee"), First Plaza Contrarian Capital Advisors ("Contrarian"), and Pacholder Associates Inc. ("Pacholder") (Oaktree, Contrarian, and Pacholder are collectively hereinafter referred to as the "Noteholders"), with reference to the following recitals:

            WHEREAS, on December 31, 2001 (the "Petition Date"), in the Eastern District of Missouri, St. Louis division, chapter 11 bankruptcy cases were commenced pursuant to the United States Bankruptcy Code, 11 U.S.C. (section symbol) 101 et. seq (the "Code") by: (a) Holdings, assigned Case No. 01-54370-399 (the "Holdings Case"); (b) Digital Teleport, Inc. ("Teleport"), a subsidiary of Holdings, assigned Case No. 01-54369-399 (the "Teleport Case"); and (c) Digital Teleport of Virginia, Inc. ("Virginia"), a subsidiary of Holdings, assigned Case No. 01-54371-399 (the "Virginia Case") (Holdings, Teleport, and Virginia are hereinafter collectively referred to as "DTI," and the Virginia Case, the Holdings Case, and the Teleport Case are hereinafter collectively referred to as the "DTI Cases"); and

            WHEREAS prior to the Petition Date, the Trustee and Holdings executed an Indenture, dated as of February 23, 1998, as amended by the First Supplement and Amendment to Trust Indenture, dated as of February 1, 2001 (collectively, the "Indenture"); and

            WHEREAS, in the Teleport Case, the Official Unsecured Creditors Committee of Digital Teleport, Inc. (the "Committee") was appointed by the office of the United States Trustee pursuant to 11 U.S.C. (section symbol)  1102; and

            WHEREAS, during the course of the DTI Cases, the Committee, Oaktree (on behalf of the Noteholders), Teleport and Holdings assert that they investigated the acts of KLT and its affiliates (the "Investigation"); and

            WHEREAS, as a result of the Investigation, KLT was informed of certain alleged claims and causes of action that the Committee, the Noteholders, Teleport and/or Holdings could assert against, and/or otherwise had considered with respect to, KLT in one or more of the DTI Cases (the "Causes"), which Causes KLT contends are without merit; and

            WHEREAS, in the Teleport Case, Teleport has sought a buyer for substantially all of its assets to consummate a sale pursuant to 11 U.S.C. (section symbol) 363 (the "Sale") and also explored the possibility of a stand-alone reorganization; and

            WHEREAS, as a result of Teleport's efforts, CenturyTel Fiber Company II, LLC ("Century") was identified as a potential buyer of Teleport's assets (the "Assets") in the Sale; and

            WHEREAS, Teleport, Century and CenturyTel, Inc., Century's parent company, entered into an Asset Purchase Agreement, dated December 26, 2002, regarding the Sale (the "Asset Sale Agreement"); and

            WHEREAS, in the Asset Sale Agreement, $3.8 million of the purchase price is to be escrowed subject to certain conditions (the "Escrow"); and

            WHEREAS, on February 13, 2003, the Sale to Century was approved by the court presiding over the Teleport Case by entry of an order pursuant to 11 U.S.C. (section symbol) 363 (the "Sale Order"); and

            WHEREAS, it is anticipated that upon closing of the Sale and the full release of the Escrow to Teleport, proceeds from the Sale plus Teleport's cash on hand will total approximately $47 million (the "Anticipated Proceeds"); and

            WHEREAS, if KLT is successful in its defense of the Causes, KLT asserts that the entirety of the Anticipated Proceeds would be distributed solely to KLTT; and

            WHEREAS, if Holdings, Teleport, the Noteholders and the Committee are successful in prosecuting the Causes against KLT, DTI asserts that Teleport's creditors would be paid 100% of their claims from the Anticipated Proceeds plus interest thereon and the Noteholders would be paid a significant percentage of their claims from the residual; and

            WHEREAS, on December 23, 2002, a Settlement Agreement was executed by Teleport, the Committee, and KLT respecting the Teleport Case (the "Teleport Settlement Agreement"); and

            WHEREAS, on January 31, 2003, Teleport and Virginia filed a Joint Plan under Chapter 11 of the Code (the "Teleport Plan") and a Joint Disclosure Statement of Debtors with respect to the Teleport Plan (the "Teleport Disclosure Statement"), which incorporates the operative provisions of the Teleport Settlement Agreement; and

            WHEREAS, a hearing to consider the approval of the Teleport Settlement Agreement pursuant to Fed. R. Bankr. P. 9019 was scheduled for February 18, 2003 (the "Teleport Settlement Agreement Hearing"); and

            WHEREAS, Oaktree has expressed its intent to object to the Teleport Settlement Agreement and the Teleport Plan; and

            WHEREAS, the Noteholders are the beneficial owners of not less than fifty percent (50%), of the total face amount of the Outstanding Notes (as defined in the Indenture) issued by Holdings in connection with the Indenture (all of the Outstanding Notes issued by Holdings in connection with the Indenture being referred to herein as the "Outstanding Notes"); and

            WHEREAS, the parties to this Holdings Settlement Agreement believe that litigation over the approval of the Teleport Settlement Agreement and confirmation of the Teleport Plan, and prosecution of the Causes by the Noteholders and/or Holdings, and the defense thereof by KLT, will be expensive, will take substantial periods of time, will likely delay distributions to Holdings' creditors, if any, and Teleport's creditors, and are subject to litigation risks and uncertainties for all parties hereto.

            NOW, THEREFORE, in consideration of the premises, the covenants and the agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

  Amended Plan and Disclosure Statement. To effectuate this Holdings Settlement Agreement, the Teleport Plan and the Teleport Disclosure Statement will be amended to (a) add Holdings as a joint proponent of such plan, and (b) include the terms and provisions set forth in this Holdings Settlement Agreement (the amended Teleport Plan and Teleport Disclosure Statement are hereinafter collectively referred to as the "Amended Plan"). The Amended Plan shall continue to contain the terms and provisions currently contained in the Teleport Plan, and as to the additional terms and conditions to be added pursuant to this Agreement, shall be in a form mutually acceptable to KLT, Holdings and the Noteholders.

  Specific Terms Under the Amended Plan.

      The Amended Plan shall provide that from the Anticipated Proceeds allocated to KLTT under the Teleport Settlement Agreement, at the request and direction of KLTT, Teleport shall pay to Holdings the sum of Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000) plus the sum set forth in subparagraph (c) of this paragraph (the "Additional Sum") (the payment of $13,750,000 plus the Additional Sum are collectively hereinafter referred to as the "Teleport Payment") and, from which, Holdings shall make the following payments: (i) the payment of all administrative and priority claims allowed in the Holdings Case (collectively the "Holdings Priority Claims"); (ii) the payment to Gary Douglass of an amount equal to the Percentage (as defined in subparagraph (d) of this paragraph) multiplied by the allowed amount of Gary Douglass' unsecured claim, if any, in the Holdings Case (the "Allowed Douglass Claim") (Gary Douglass having filed a proof of claim in the Holdings Case in the amount of $1.1 million); (iii) the payment of fees and expenses of Armstrong Teasdale LLP, counsel to the Noteholders, for its legal work in this matter, (iv) the payment of the fees and expenses of the Trustee, including fees and expenses of the Trustee's counsel, and (v) the payment of the balance of the Teleport Payment to the Trustee for payment to the record holders of Outstanding Notes, for the pro rata benefit of the beneficial owners of the Outstanding Notes (the "Noteholders' Payment").

      The Amended Plan shall provide that the Noteholders' Payment shall be paid by Holdings promptly after the occurrence of each of the following: (i) the entry of a Final Order (as defined in the Teleport Plan) confirming the Amended Plan, (ii) the Sale having closed, (iii) the Sale's purchase price (other than the Escrow) having been paid to and received by Teleport, (iv) the Teleport Payment having been paid by Teleport to Holdings, and (v) the satisfaction of any other conditions to the obligations of KLTT hereunder, all of which are capable of being waived by KLTT. The Amended Plan also shall provide that the Noteholders' Payment shall be paid on the same business day as payments are made to KLTT and to or for the benefit of the unsecured creditors of Teleport.

      The Additional Sum shall equal to the sum of (i) 100% of the allowed amount of the priority claim, if any, of the City of New York, said claim having been filed by the City of New York in the Holdings Case in the amount of $23,100 (the "NYC Claim"), plus (ii) 100% of the allowed amount of the priority claim of the Internal Revenue Service in the Holdings Case, if any, said claim having been scheduled by Holdings in the amount of $373,168 (the "IRS Claim"), plus (iii) 100% of the product of the Percentage multiplied by the sum of the amount of the Allowed Douglass Claim, if any, plus the unsecured portion, if any, of the NYC Claim, plus the unsecured portion, if any, of the IRS Claim; plus (iv) 100% of the Holdings Priority Claims not included in subsections (i) (iii) of this subsection.

      The Percentage is a fraction that has as its numerator the amount of $13,750,000 and that has as its denominator the amount of $218,000,151.

      The Amended Plan shall provide that any and all equity interests in Holdings shall be cancelled and extinguished upon confirmation of the Amended Plan without any further act or deed. The Amended Plan also shall provide that, other than the NYC Claim, the IRS Claim, the Allowed Douglass Claim, the claim of the Trustee (on behalf of the record and beneficial owners of the Outstanding Notes) and the claim of KLTT, there are no claims against the bankruptcy estate of Holdings.

      The Amended Plan shall provide for the mutual releases and the claims assignments set forth hereafter.

  Failure of Sale to Close. Within sixty (60) days after the failure of the Sale to close, KLTT, at KLTT's option, may cause the payments set forth in paragraph 2 hereof otherwise payable to the Trustee to be made to the Trustee for the benefit of the holders of the Outstanding Notes for the pro rata benefit of the beneficial owners of the Outstanding Notes in any fashion and pursuant to any structure that KLTT deems appropriate in its sole and absolute discretion.

  Full and Final Satisfaction. The Amended Plan shall provide that the Noteholders' Payment to be made pursuant to the alternative mechanisms set forth in either paragraphs 2 or 3 of this Agreement shall be in full and final satisfaction of all claims that Holdings, the record and beneficial owners of the Outstanding Notes, or the Trustee have or could assert against KLT or any of its affiliates in any or all of the DTI Cases or otherwise.

  Deconsolidation. Holdings, the Trustee, and the Noteholders shall not object to any motion filed by KLTT or any of its affiliates seeking bankruptcy court approval in all or any of the DTI Cases to: (a) cause Holdings and its subsidiaries to no longer be part of the consolidated tax group in which KLTT and its affiliates are members and Great Plains Energy Incorporated ("GPE") is the parent corporation and taxpayer, and/or (b) take a worthless stock or asset deduction with respect to KLTT's investment in Holdings and its subsidiaries (collectively the "KLTT Transaction"); provided however that any such motion shall seek to implement the KLTT Transaction in such a manner that the KLTT Transaction is deemed to have occurred at the instant before closing of the Sale has occurred.

  Release. The Amended Plan shall provide the following releases:

      For KLT. Upon completion of the payments set forth in paragraphs 2 or 3 of this Agreement, Holdings, the Noteholders, the Trustee, for itself and on behalf of the record and beneficial owners of the Outstanding Notes, the bankruptcy estate of Holdings, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, agents and assigns, any chapter 7 or 11 trustees in the Holdings Case, their agents, and any parties claiming by, through or on behalf of any of them (collectively the "KLTT Releasors"), shall be deemed to have released, acquitted and forever discharged KLTT, KLTI, GPE, KCPL, and any and all corporations or other entities currently or previously a member of a consolidated tax group in which KLTT was or is a member and GPE or KCPL is or was the parent corporation and taxpayer, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, agents, and assigns (collectively, the "KLTT Releasees") from any and all causes of action, suits, controversies, claims, demands, obligations, or damages whatsoever, which the KLTT Releasors had, have, or could have had, against any of the KLTT Releasees from the beginning of time to the date of the confirmation of the Amended Plan, in any way regarding, relating to or in connection with DTI based upon any theory at law or in equity, including but not limited to any theory based in whole or in part upon breach of contract, estoppel, avoidance under 11 U.S.C. (section symbol) (section symbol) 542-553, any provision of the Code, fraudulent transfer pursuant to any applicable non bankruptcy law, equitable subordination, third party beneficiary, tort, and fraud.

      For the Noteholders. Upon completion of the payments set forth in paragraphs 2 or 3 of this Agreement, Holdings, the bankruptcy estate of Holdings, any chapter 7 or 11 trustees in the Case, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, agents, and assigns, and the KLTT Releasees (collectively, the "Noteholder Releasors") shall be deemed to have released, acquitted and forever discharged the Noteholders, the Trustee, and their respective predecessors, successors, employees, officers, directors, subsidiaries, affiliates, shareholders, partners, agents, and assigns (collectively, the "Noteholder Releasees") and Holdings and its successors, predecessors, and assigns (collectively the "Holdings Releasees") from any and all causes of action, suits, controversies, claims, demands, obligations, or damages whatsoever, which the Noteholder Releasors had, have, or could have had, against any of the Noteholder Releasees or any of the Holdings Releasees from the beginning of time to the date of the confirmation of the Amended Plan, in any way regarding, relating to or in connection with DTI based upon any theory at law or in equity, including but not limited to any theory based in whole or in part upon breach of contract, estoppel, avoidance under 11 U.S.C. (section symbol) (section symbol) 542-553, any provision of the Code, fraudulent transfer pursuant to any applicable non bankruptcy law, equitable subordination, third party beneficiary, tort, and fraud.

      Nothing contained in the releases set forth herein shall serve in any way to diminish the operation, validity or effect of paragraph 7 of this Holdings Settlement Agreement.

      In addition, the acceptance of the payments described in paragraphs 2 or 3 hereof by any creditor in the Holdings Case shall constitute an accord and satisfaction of any and all claims that such creditor has, had, or may have against DTI and/or the KLTT Releasees.

  Assignment of Claims and Rights. The Amended Plan shall provide that any and all claims and causes of action of Holdings, the Holdings bankruptcy estate, the Trustee (for itself and on behalf of the record and beneficial owners of the Outstanding Notes), and the Noteholders against Richard Weinstein, any officer or director of DTI, or any other person or entity, whether in existence prior to or after the date of this Holdings Settlement Agreement, are assigned to KLTT. The Amended Plan also shall provide that any and all claims and causes of action that any person or entity, as a party in interest, could bring for or on behalf of Holdings against Richard Weinstein, any officer or director of DTI, or any other person or entity, whether in existence prior to or after the date of this Holdings Settlement Agreement, shall be assigned to KLTT. Moreover, the Amended Plan shall provide that KLTT, in its sole and absolute discretion, may release any such persons and entities with respect to any and all such assigned claims and causes of action.

  Teleport Settlement Agreement Hearing. The Teleport Settlement Agreement Hearing and, subject to the requirements of paragraph 10 of this Agreement, any objection of Oaktree thereto, shall be continued to be taken up at a hearing conducted in conjunction with confirmation of the Amended Plan.

  Conditions Precedent. The obligations of KLTT under this Holdings Settlement Agreement shall be subject to the satisfaction of the following conditions, which may be waived by KLTT in its sole and absolute discretion:

      the closing of the Sale pursuant to terms materially the same as contained in the Asset Sale Agreement; and

      the entry of a confirmation order in a form acceptable to KLTT confirming the Amended Plan and such order becoming a Final Order (as defined in the Amended Plan); and

      the amounts payable under the Amended Plan to KLTT having been paid to and received by KLTT;

      the Allowed Douglass Claim not exceeding $1.1 million;

      the amount of the Anticipated Proceeds allocated to KLTT (inclusive of the Escrow, but prior to any reduction as a result of the Teleport Payment) under the Amended Plan not being less than $30 million; and

      the only claims against the bankruptcy estate of Holdings being the Allowed Douglass Claim, the claim of KLTT, the claim of the Trustee (on behalf of the record and beneficial owners of the Outstanding Notes), the NYC Claim, and the IRS Claim.

  Mutual Cooperation. Holdings, the Noteholders and KLTT agree to cooperate fully and use their best efforts to carry out the terms of this Holdings Settlement Agreement, including (a) the prompt drafting, finalization, and confirmation of the Amended Plan, (b) the withdrawal of all pleadings previously filed by Oaktree in any of the DTI Cases opposing the extension of DTI's exclusive periods of plan filing and approval set forth in 11 U.S.C. (section symbol) 1121 in any of the DTI Cases, (c) the support by the Noteholders of the extension of such exclusive periods to permit the effectuation of this Holdings Settlement Agreement and confirmation and approval of the Amended Plan, and (d) the approval and confirmation of the Amended Plan.

  Successor and Assigns. This Holdings Settlement Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

  Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Holdings Settlement Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

Holdings:	DTI Holdings, Inc. 14567 N. Outer Forty Road, Suite 500 Chesterfield, Missouri 63017 Attn: President Facsimile: (314) 880-1999

with a copy to:	DTI Holdings, Inc. 14567 N. Outer Forty Road, Suite 500 Chesterfield, Missouri 63017 Attn: General Counsel Facsimile: (314) 880-1999

and a copy to:	Robert Richards, Esq. Sonnenschein Nath & Rosenthal Suite 8000 Sears Tower 233 South Wacker Drive Chicago, IL 60606 Facsimile: (312) 876-7934

KLTT:	KLT Telecom Inc. 10740 Nall, Suite 230 Overland Park, KS 66211 Attn: President Facsimile: (913) 967-4340

with a copy to:	Mark A. Shaiken, Esq. Stinson Morrison Hecker LLP 1201 Walnut, Suite 2800 Kansas City, Missouri 64106 Facsimile: (816) 691-3495

Noteholders:	Steven N. Cousins, Esq. David L. Going, Esq. Armstrong Teasdale LLP One Metropolitan Square Suite 2600 St. Louis, Missouri 63102-2740 Facsimile: (314) 621-5065

  The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the person or office to receive notices, requests or other communications under this Holdings Settlement Agreement. Notice shall be deemed to have been given as of the date when so personally delivered, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a facsimile is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

  Governing Law. This Holdings Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to choice of law principles of said state.

  Multiple Counterparts / Facsimile Execution. This Holdings Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument. This Holdings Settlement Agreement may be executed by facsimile signatures which shall be deemed the same force and effect as an original signature.

  Headings. The headings used in this Holdings Settlement Agreement are for convenience of reference only and shall in no way define, limit or describe the scope or intent of any provision of this Agreement.

  Advice of Counsel. The parties hereto have reviewed and agreed to these terms after consultation with, and upon advice of, counsel.

  Severability. Whenever possible, each provision of this Holdings Settlement Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Holdings Settlement Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Holdings Settlement Agreement.

  Final Expression. This Holdings Settlement Agreement represents a final expression of the understandings between the parties hereto and this Agreement may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement or understanding between the parties hereto.

  No Amendments. No amendment to this Holdings Settlement Agreement shall be effective unless such amendment is in writing and signed by all parties hereto.

  Retention of Jurisdiction. The court presiding over the Holdings Case shall retain jurisdiction to resolve any disputes arising under this Holdings Settlement Agreement.

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  WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY UNCONDITIONALLY AND IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY FOR ANY PROCEEDINGS ARISING OUT OF, UNDER OR IN CONNECTION WITH THE TERMS AND SUBJECT MATTER OF THIS HOLDINGS SETTLEMENT AGREEMENT.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Holdings Settlement Agreement on the day and year first above written.

DTI HOLDINGS, INC. By: /s/ Paul Pierron Name: Paul Pierron Title: President & CEO	KLT TELECOM INC. By: /s/Mark R. Schroeder Name: Mark R. Schroeder Title: President
OAKTREE CAPITAL MANAGEMENT, LLC By: /s/Ken Liang Name: Ken Liang Title: Managing Director By: /s/Brett Wyard Name: Brett Wyard Title: Managing Director	THE BANK OF NEW YORK By: /s/Gerard F. Facendola Name: Gerard F. Facendola Title: Vice President
GREAT PLAINS ENERGY INCORPORATED By: /s/B. J. Beaudoin Name: B. J. Beaudoin Title: CEO	KANSAS CITY POWER & LIGHT COMPANY By: /s/B. J. Beaudoin Name: B. J. Beaudoin Title: CEO
KLT INC. By: /s/David J. Haydon Name: David J. Haydon Title: President	FIRST PLAZA CONTRARIAN CAPITAL ADVISORS By: /s/Janice M. Stanton Name: Janice M. Stanton Title: Member
PACHOLDER ASSOCIATES, INC. By: /s/James P. Shanahan, Jr. Name: James P. Shanahan, Jr. Title: Managing Director & General Counsel